JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com	Exhibit 99.1 JPMORGAN CHASE & Co.
News release: IMMEDIATE

JPMORGAN CHASE ANNOUNCES NEW RESPONSIBILITIES
FOR THREE SENIOR EXECUTIVES

HEIDI MILLER NAMED PRESIDENT OF INTERNATIONAL; MICHAEL CAVANAGH APPOINTED CEO OF TREASURY & SECURITIES SERVICES; DOUG BRAUNSTEIN NAMED CHIEF FINANCIAL OFFICER

New York, June 22, 2010 JPMorgan Chase & Co. (NYSE: JPM) today announced new responsibilities for three members of its senior leadership team:

  Heidi Miller, head of Treasury & Securities Services (TSS), has been named President of International.
  Michael Cavanagh, Chief Financial Officer, will succeed Ms. Miller as Chief Executive Officer of TSS.
  Doug Braunstein, head of Investment Banking, Americas, will succeed Mr. Cavanagh as Chief Financial Officer.

"Over the years at JPMorgan Chase we have worked hard to build a highly talented senior management team," said Jamie Dimon, Chairman and CEO. "In developing great leaders and building a strong company, we focus on continually broadening the experience of our executives and working to deploy their talents and expertise across the organization. Our firm has developed an excellent management bench, and today's moves reflect our goal of building on our team's experience and providing them with new opportunities to make our company even better."

As part of today's announcement, the company has created the new role of President of International. JPMorgan Chase has built a world-class international banking franchise, but the company believes prospects for further growth in all of our businesses outside the United States are significant. This important new role will augment not replace -- business lines around the world, helping them accelerate and prioritize their efforts and their investments for growth.

Working with her senior colleagues, Ms. Miller will develop a comprehensive and coordinated international business strategy and growth plan ensuring that the company identifies opportunities for growth all over the world; accelerates its expansion in countries like China, Brazil, India, and Russia; seeks out opportunities in other emerging economies; properly resources and governs lines of business and functions; continues the build-out of local branches; and cuts out any bureaucracy and inefficiencies.

Ms. Miller will take the lead in further expanding our global Corporate Bank, managing it in close coordination with Investment Bank CEO Jes Staley as well as with TSS Head Mike Cavanagh. As part of her new responsibilities, Ms. Miller will also chair a newly formed International Operating Committee, consisting of the firm's senior global leaders, and she will focus on growing our international branches across lines of business.

Jamie Dimon said, "The breadth and depth of Heidi's international business and leadership expertise are virtually unmatched in our industry, and I'm very excited about her taking on this important new role." Regarding her new responsibilities, Ms. Miller added, "JPMorgan Chase is uniquely positioned for extraordinary success and growth globally if we work together and execute well, and I'm very fortunate to be leading this effort."

Mike Cavanagh, who has been the company's Chief Financial Officer since 2004, will become CEO of the TSS business. As CFO, Mr. Cavanagh provided broad leadership throughout the company's major merger integration efforts, and he played a key role in helping the company successfully navigate the financial crisis over the past few years.

"Mike Cavanagh has done an outstanding job as CFO of our company and has built one of the most respected financial teams in banking," said Jamie Dimon, adding, "Mike is well-suited to build on Heidi's success as the new head of TSS, one of our six major businesses."

Mr. Cavanagh said, "I am grateful for the opportunity I've had to be CFO of JPMorgan Chase through such interesting and tumultuous times, and I want to thank all of my Finance colleagues for their hard work and support over the past six years. At the same time, I couldn't be more excited about the opportunity to succeed Heidi in leading our TSS business, and I look forward to building upon her success."

Doug Braunstein, who has served as head of Investment Banking for the Americas, will become Chief Financial Officer and a member of the firm-wide Operating Committee. Prior to heading Investment Banking, Americas, Mr. Braunstein served in a number of senior Investment Banking roles, including as head of Global Mergers and Acquisitions. He has been a member of the firm's Executive Committee since 2005.

"Doug is a tremendous leader and has helped build our leading client franchise within the Investment Bank over the past decade. I'm very proud of the talent we have developed at our firm, and it's great news that we have someone with Doug's exceptional client experience, seniority and seasoned financial thinking to take on the critical role of CFO," Dimon said.

Mr. Braunstein added, "I am truly honored to take on this important role. I am committed to working closely with our entire Operating Committee to continue to maintain our fortress balance sheet, including our focus on risk management, capital strength and liquidity, strong loan-loss reserves, and clear and transparent reporting and accounting."

The company will shortly announce a successor to Mr. Braunstein as head of Investment Banking, Americas.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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